SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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HEWLETT-PACKARD COMPANY

(Name of Registrant as Specified In Its Charter)

WALTER B. HEWLETT, EDWIN E. VAN BRONKHORST AND THE WILLIAM R. HEWLETT REVOCABLE TRUST

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE

WALTER HEWLETT RESPONDS TO HP BOARD MEMBERS’ COMMENTS

PALO ALTO, CA, March 11, 2002 — Walter B. Hewlett, on behalf of The William R. Hewlett Revocable Trust and its trustees, today issued the following statement in response to comments made today by Sam Ginn and Phil Condit, outside directors of Hewlett-Packard Company (NYSE: HWP):

We are gratified that Mr. Ginn and Mr. Condit reaffirmed to HP stockholders that the stability of the HP Board will continue and that all members of HP’s Board will honor their fiduciary duty and that, should the merger be voted down, they will not “walk away and pout.” We know that the directors of HP are professional people and we are confident that if they have any conflicts over the merger’s defeat they will deal with them in a professional manner. Mr. Condit and Mr. Ginn do not indicate that any individual director would be leaving and said no board member would consider leaving without first ensuring an appropriate replacement was available. We share a common interest in stability, and we are glad that these directors have reassured HP stockholders on any concerns they may have had in this regard.

For additional information, visit our website at www.votenohpcompaq.com.

ADDITIONAL IMPORTANT INFORMATION

On February 5, 2002, Walter B. Hewlett, Edwin E. van Bronkhorst and the William R. Hewlett Revocable Trust (collectively, the “Filing Persons”) filed a definitive proxy statement with the Securities and Exchange Commission relating to the proposed merger involving Hewlett-Packard Company and Compaq Computer Corporation. The Filing Persons urge stockholders to read their definitive proxy statement because it contains important information. You may obtain a free copy of the Filing persons’ definitive proxy statement and any other soliciting materials relating to the Filing Persons’ solicitation on the Securities and Exchange Commission’s website at www.sec.gov, on the Filing Persons’ website at www.votenohpcompaq.com, or by contacting MacKenzie Partners, Inc. at 1-800-322-2885 or 1-212-929-5500, or by sending an email to proxy@mackenziepartners.com.

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Media:
Joele Frank/Todd Glass
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449